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                     November 10, 2022

       Peter Saldarriaga
       Chief Executive Officer
       Belong Acquisition Corp.
       202 Washington Street, Suite 401
       Brookline, MA 02445

                                                        Re: Belong Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 31,
2022
                                                            File No. 001-40648

       Dear Peter Saldarriaga:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Ruairi Regan at 202-551-3269 or Jeffrey Gabor at 202-551-2544 if you
       have any questions.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Mark E. Rosenstein,
Esq.